                                  VUL  PruLife Custom Premier II
              For contracts issued on or after October 17, 2005 (in states where it is approved)
                                     Prospectus Filing May 2006

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.92%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.63%

                                  VUL  PruLife Custom Premier II
              For contracts issued on or after October 17, 2005 (in states where it is approved)
                                    Prospectus Filing May 2006

   Male     Preferred    NonSmoker                     Level Death Benefit  (Type A)
Age:                  32                               CVAT
Face:            100,000                               Maximum Charges
TTR:                   0                               Assume Annual Payment of 1200 in all years
                                                       Hypothetical Annual Return of 6% Gross, 4.63% Net
Policy --- Year 5
                              (0a)           (0b)          (1)          (2)          (3)         (4)        (5)          (6)           (7)           (8)            (9)              (10)           (11)           (12)             (13)               (14)
                              BOP            BOP                                     Per         Per       Montly                     Total                        Total              EOP                          EOP               EOP                EOP
                            Contract        Accum        Premium     Per Policy    Premium      $1,000      Cost       Monthly       Contract     Surrender         Cash             Basic        Corridor       Corridor           Death              Accum
   Month        YEAR          Fund          Prems          Paid        Loads        Loads        Load      Of Ins     Interest         Fund        Charges       Surr Value           DB           Factor           DB            Benefits          Prems Paid

     1           5           2,556          5,300         1,200             9        162          12         15             13        3,572           847             2,725         100,000         4.08          14,573           100,000             6,521
     2           5           3,572          6,521              -            9          -          12         15             13        3,550           847             2,703         100,000         4.08          14,482           100,000             6,542
     3           5           3,550          6,542              -            9          -          12         15             13        3,527           847             2,680         100,000         4.08          14,391           100,000             6,564
     4           5           3,527          6,564              -            9          -          12         15             13        3,505           847             2,658         100,000         4.08          14,300           100,000             6,585
     5           5           3,505          6,585              -            9          -          12         15             13        3,482           847             2,635         100,000         4.08          14,208           100,000             6,607
     6           5           3,482          6,607              -            9          -          12         15             13        3,460           847             2,613         100,000         4.08          14,116           100,000             6,628
     7           5           3,460          6,628              -            9          -          12         15             13        3,437           847             2,590         100,000         4.08          14,024           100,000             6,650
     8           5           3,437          6,650              -            9          -          12         15             13        3,414           847             2,567         100,000         4.08          13,931           100,000             6,672
     9           5           3,414          6,672              -            9          -          12         15             13        3,392           847             2,545         100,000         4.08          13,838           100,000             6,694
    10           5           3,392          6,694              -            9          -          12         15             13        3,369           847             2,522         100,000         4.08          13,744           100,000             6,716
    11           5           3,369          6,716              -            9          -          12         15             13        3,346           847             2,499         100,000         4.08          13,650           100,000             6,738
    12           5           3,346          6,738              -            9          -          12         15             13        3,322           847             2,475         100,000         4.08          13,556           100,000             6,760

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = 1200

(2)        Per Policy load = $9 per month in year 5.

(3)        Sales and Admin Load = 13.5% of premium paid

(4)        Per $1,000 load  -   $0.12 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.63% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 100% for the 5th policy year.

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5